Sigma Labs Announces Financial Results for the Second Quarter Ended June 30, 2017 and Provides Corporate Update

Conference Call To Be Held Today at 4:30pm Eastern Time

SANTA FE, N.M. – August 14, 2017 – Sigma Labs, Inc. (NASDAQ: SGLB) (“Sigma Labs” or the “Company”), a provider of quality assurance software under the PrintRite3D® brand, today announced financial results for the three and six months ended June 30, 2017 and provided an overview of recent developments.

Second Quarter 2017 Business Highlights and Recent Developments

•August 2017 – Sigma Labs announced that its cloud-based PrintRite3D® INSPECT® software Version 2.0 was installed at Woodward Inc. (NASDAQ: WWD) Aircraft Turbine Systems group at its Zeeland, MI location. The Company's PrintRite3D® software is part of Woodward's additive manufacturing strategies to ensure that Woodward's aerospace and industrial customers receive quality product.

•August 2017 – Sigma Labs announced signing Jeta Enterprises as a new manufacturer’s representative for sales of Sigma Labs contract printing and additive manufacturing (AM) services in the Pacific Northwest region of the U.S, including Oregon and Washington states. Jeta’s strong customer base in Aerospace and Medical Devices coupled with its expertise in custom-engineered components positions it to serve a growing base of demand for advanced component manufacturing.

•July 2017 – Sigma Labs announced that Mark Cola was appointed as Sigma Labs’ Chief Technology Officer on July 24, 2017, responsible for building and implementing the Sigma Labs technological strategy and guiding key technical advancements towards digitalization in the context of the Industrial Internet of Things (IIoT). Mr. Cola formerly served as President and CEO of Sigma Labs and his new title is President and Chief Technology Officer. Mr. Cola will seek to expand and grow the Company through next-generation products and key customer development in a broad range of industries.

•July 2017 - John Rice, who has served as Chairman of the Board of the Company since his appointment in April 2017, replaced Mr. Cola as CEO. As Chairman and interim CEO, Mr. Rice will oversee Sigma Labs' implementation of internal and external growth, with an emphasis on internal focus technology, sales, and efficiency, and externally, reaching into the marketplace to expand the Company’s digital technical bandwidth with respect to the Company's In-Process Quality Assurance™ (“IPQA®”) technology and AM. Mr. Rice brings substantial operating and investment experience to these tasks, including with respect to operations of startup and emerging companies, corporate finance, and mergers and acquisitions.

•July 2017 – Sigma Labs announced the June 30, 2016 publication of its U.S. Patent Application No. US 2016/0185048; Multi-Sensor Quality Inference and Control for Additive Manufacturing Processes. This patent application is related to real-time quality analysis during AM processes and the characterization of material properties using acoustic signals emitted during AM which can be used in addition to optical signals to simplify the qualification of printed parts.

•July 2017 – Sigma Labs announced that it signed a Technology Development Agreement (TDA) with OXYS Corporation, a technology company in Cambridge, MA working in the Industrie 4.0 space.  The first project to be executed under the TDA will be a new architecture platform for the Company's PrintRite3D® INSPECT.

•June 2017 – Sigma Labs announced that its PrintRite3D® INSPECT® software Version 2.0 was installed at Honeywell Aerospace in Honeywell's Advanced Manufacturing Engineering Center in Phoenix, AZ, in connection with Sigma Labs' ongoing participation in the Honeywell lead, DARPA Phase III.

•June 2017 – Sigma Labs announced that the Company entered into agreements with two additional, non-exclusive sales agents in the Asia Pacific region, driven by strong customer interest in the region for PrintRite3D®. One such agent, Enervision Inc., will target the high growth expectations in the South Korean AM market, driven by the Korean government's announcement in April 2017 of a $37 million investment to accelerate the development of 3D printing across the country.  Sigma Labs' other new sales agent, Beijing Yida Sifang Technology Co., Ltd, a leading metal AM reseller with multiple offices in China, will assist Sigma Labs with its expansion into the China AM market.

“We are implementing our strategic double down on both Sigma Labs' technology and also on our ongoing efforts to grow Sigma Labs into a robust digital 3D ecosystem by seeking to identify compatible businesses to potentially acquire that will be synergistic with Sigma Labs' technology and business, although there are currently no agreements with respect to the acquisition by the Company of any third party, and there is no assurance than any acquisition will be consummated. In July and early August 2017, we changed our management lineup to add more capacity to implement our strategy. We believe that we have excellent technology and are supported by an excellent team of technologists. We also believe that we have accomplished a hard-won understanding of a rapidly changing market place, and that our early adopter and OEM strategies are gaining traction. We know that we need to perform better operationally, and are reconstituting senior management and the Board to focus on three very defined targets: (1) product development, sales, and support; (2) business operations; and (3) expansion through the exploration of various business opportunities," said John Rice, interim CEO.

Second Quarter Ended June 30, 2017 Financial Results

Revenue for the three months ended June 30, 2017, was $290,553, as compared to revenue of $93,824 during the same period in 2016. The increase in revenue was primarily due to new contracts in 2017, including Honeywell DARPA Phase III, Aerojet Rocketdyne, and Solar Turbines, Pratt and Whitney, and Woodward which accounted for the majority of the $196,729 increase in revenues when comparing Q2 2017 to Q2 2016. In addition, the Q2 2016 revenues were lower due to the completion of the GEA America Makes Program in Q1 2016, providing no revenues from that contract in Q2 2016.

General and Administrative expenses for the three months ended June 30, 2017, were $594,193, as compared to $480,697 for the same period in 2016.  The $113,496 increase was primarily due to increases in legal fees and the increase in interest and finance costs on the $1,000,000 promissory note originated in October 2016. Payroll expenses for the three months ended June 30, 2017, were $300,661, as compared to $252,895 for the same period in 2016. The $47,766 increase was due to an increase in employees in Q2 2017 versus Q2 2016. Expenses relating to stock-based compensation for the three months ended June 30, 2017, were $166,773, as compared to $59,362 for the same period in 2016. The $107,411 increase was due to more stock and stock options being used to pay for services as a mechanism to preserve cash. Research and Development expenses for the three months ended June 30, 2017, were $118,853, as compared to $11,907 for the same period in 2016. The $106,946 increase was the result of continued improvement and development of the Company's software and technology.

Net loss for the three months ended June 30, 2017 increased $246,895 and totaled $988,741, as compared to $741,846 for the same period in 2016. The increase is primarily due to the $375,619 increase in expenses noted above, partially offset by the $116,221 increase in gross profits, which is primarily due to the $196,729 increase in revenues in Q2 2017 compared to Q2 2016.

Revenue for the six months ended June 30, 2017, was $440,756, as compared to $452,279 recognized during the same period in 2016. The $11,523 decrease in revenue was primarily due to the completion of the GEA America Makes Program in 2016, providing three months of revenue in 2016 but no revenue in 2017. However, new business in Q2 2017 from customers like Honeywell DARPA Phase III, Aerojet Rocketdyne and Solar Turbines made up for the majority of the reduction that resulted from the completion of the GEA America Makes Program. The Company financed its operations during the six months ended June 30, 2017 and 2016 primarily from PrintRite3D® system sales, DARPA Phase III, Aerojet Rocketdyne and Solar Turbines programs, engineering consulting services provided to third parties, and through sales of the Company's common stock and debt securities.

General and Administrative expenses for the six months ended June 30, 2017, were $1,237,988, as compared to $876,185 for the same period in 2016. The costs of the February 2017 public offering that generated net proceeds of approximately $5.25 million, legal fees, and the interest and finance costs related to the Company's $1,000,000 note, are the primary reasons for the $361,803 increase in G&A expenses. Payroll expenses for the six months ended June 30, 2017, were $677,282, as compared to $468,484 for the same period in 2016. Employee additions are the main reason for the $208,798 payroll expense increase. Expenses relating to stock-based compensation for the six months ended June 30, 2017, were $306,405, as compared to $130,913 for the same period in 2016. The $175,492 increase is the result of using stock and stock options to pay for services in order to preserve cash. Research and Development expenses for the six months ended June 30, 2017, were $167,615, as compared to $50,978 for the same period in 2016. The $116,637 increase is the result of increased efforts to continue to develop and improve the Company's software and technology.

Net loss for the six months ended June 30, 2017, increased $720,193 over the prior year and totaled $1,932,706 as compared to $1,212,513 for the same period in 2016. While revenue decreased $11,523, the Company experienced an $862,730 net increase in expenses. The Company recorded other income of $201,774, primarily from the receipt of New Mexico state employee incentives, and non-cash income and expenses related to derivative liabilities and debt discounts.

As of June 30, 2017, the Company had $3,384,499 in cash on its balance sheet, compared to $398,391 in cash as of June 30, 2016 and a working capital surplus of $3,374,359 as of June 30, 2017, compared to a working capital surplus of $110,799 as of June 30, 2016.

Investor Conference Call

Management will host a conference call today, Monday, August 14, 2017 at 4:30pm to review financial results and corporate highlights. Following management’s formal remarks, there will be a question and answer session. To listen to the call by phone, interested parties within the U.S. should call 1-877-344-7529 and International callers should call 1-412-317-5134. All callers should ask for the Sigma Labs conference call. The conference call will also be available through a live webcast at www.sigmalabsinc.com. Details for the webcast may be found on the Company’s IR events page at http://client.irwebkit.com/sigmalabsinc/events. A replay of the call will be available approximately one hour after the end of the call through September 14, 2017. The replay can be accessed via Sigma Labs' website or by dialing 877-344-7529 (domestic) or 412-317-0088 (international) or Canada Toll Free at 855-669-9658. The replay conference ID number is 10111326. The webcast replay will be available through November 14, 2017.

About Sigma Labs, Inc.

Sigma Labs, Inc. is a provider of quality assurance software under the PrintRite3D® brand and a developer of advanced, in-process, non-destructive quality assurance software for commercial firms worldwide seeking productive solutions for advanced manufacturing. For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on March 31, 2017 and which may be viewed at http://www.sec.gov.

Investor Relations Contact:

Bret Shapiro

Managing Director

CORE IR

561-479-8566

brets@coreir.com

Sigma Labs, Inc.
Condensed Balance Sheets
(Unaudited)

	June 30, 2017	December 31, 2016

ASSETS
Current Assets:
Cash	$3,384,499	$398,391
Accounts Receivable, net	235,467	288,236
Note Receivable, net	762,034	-
Inventory	227,827	187,241
Prepaid Assets	37,176	36,056
Total Current Assets	4,647,003	909,924

Other Assets:
Property and Equipment, net	491,188	564,933
Intangible Assets, net	241,978	226,450
Investment in Joint Venture	500	500
Prepaid Stock Compensation	111,070	167,562
Total Other Assets	844,736	959,445

TOTAL ASSETS	$5,491,739	$1,869,369

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$137,605	$112,175
Notes Payable, net of original issue discount $30,297 at June 30, 2017 and net of original issue discount $69,703 and net of debt discount $358,280 at December 31, 2016	969,703	561,834
Accrued Expenses	165,336	125,116
Total Current Liabilities	1,272,644	799,125

Long-Term Liabilities
Derivative Liability	-	93,206
Total Long-Term Liability	-	93,206

TOTAL LIABILITIES	1,272,644	892,331

Stockholders' Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; None issued and outstanding	-	-
Common Stock, $0.001 par; 7,500,000 shares authorized; 4,570,199 and 3,133,789 issued and outstanding at June 30, 2017 and 2016, respectively	4,570	3,135
Additional Paid-In Capital	15,908,185	10,734,857
Accumulated Deficit	(11,693,660)	(9,760,954)
Total Stockholders' Equity	4,219,095	977,038

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,491,739	$1,869,369

Sigma Labs, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016

Revenues	$290,553	$93,824	$440,756	$452,279

COST OF REVENUE	111,412	30,904	185,946	138,485
	-
GROSS PROFIT	179,141	62,920	254,810	313,794

EXPENSES:
Other General and Administration	594,193	480,697	1,237,988	876,185
Payroll Expense	300,661	252,895	677,282	468,484
Stock-Based Compensation	166,773	59,362	306,405	130,913
Research and Development	118,853	11,907	167,615	50,978
Total Expenses	1,180,480	804,861	2,389,290	1,526,560

OTHER INCOME (EXPENSE)
Interest Income	12,598	95	12,941	253
Other Income	-	-	152,068	-
Other Income-Decrease in fair value of derivative liabilities	-	-	93,206	-
Other Expense - Debt discount amortization	-	-	(56,441)	-
Total Other Income	12,598	95	201,774	253
	-
LOSS BEFORE PROVISION FOR INCOME TAXES	(988,741)	(741,846)	(1,932,706)	(1,212,513)
	-	-	-	-
Provision for income Taxes	-	-	-	-
	-	-	-	-
Net Loss	$(988,741)	$(741,846)	$(1,932,706)	$(1,212,513)

Net Loss per Common Share - Basic and Diluted	$(0.24)	$(0.24)	$(0.46)	$(0.38)

Weighted Average Number of Shares
Outstanding - Basic and Diluted	4,570,199	3,117,851	4,207,116	3,117,851

Sigma Labs, Inc.
Condensed Statements of Cash Flows
(Unaudited)

	Six Months ended
	2017	2016
OPERATING ACTIVITIES
Net Loss	$(1,932,706)	$(1,212,513)
Adjustments to reconcile Net Income (Loss) to Net Cash used in operating activities:
Noncash Expenses:
Amortization	6,526	5,764
Depreciation	85,125	87,054
Stock Compensation	307,445	130,913
Loss on Joint Venture	-	103
Revaluation of derivative liability and debt discount related to notes payable	(93,206)	-
Note payable original issue discount	49,589	-
Note payable debt discount amortization	56,441	-
Change in assets and liabilities:
Accounts Receivable	52,769	27,564
Inventory	(40,586)	(70,765)
Prepaid Assets	(1,120)	7,344
Accounts Payable	25,430	63,974
Accrued Expenses	40,220	46,006
NET CASH USED IN OPERATING ACTIVITIES	(1,444,073)	(914,556)

INVESTING ACTIVITIES
Purchase of Furniture and Equipment	(11,380)	(25,430)
Purchase of Intangible Assets	(22,054)	(46,835)
Notes receivable	(762,034)	-
NET CASH USED IN INVESTING ACTIVITIES	(795,468)	(72,265)

FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants	5,225,649	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	5,225,649	-

NET CASH DECREASE FOR PERIOD	2,986,108	(986,821)

CASH AT BEGINNING OF PERIOD	398,391	1,539,809

CASH AT END OF PERIOD	$3,384,499	$552,988

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$50,418	$-
Income Taxes	$-	$-

Supplemental Schedule of Noncash Investing and Financing Activities:
Issuance of Common Stock for services	$51,408	$44,998